Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
California Water Service Group:
We consent to the incorporation by reference in the registration statements (No. 333-158484) on Form S-3 and (No. 333-60810 and No. 333-127495) on Form S-8 of California Water Service Group of our report dated February 28, 2008, except for the last paragraph of note 1, which is as of February 27, 2009, with respect to the consolidated statements of income, common stockholders’ equity, and cash flows of California Water Service Group and subsidiaries as of December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of California Water Service Group.
/s/ KPMG LLP
Mountain View, California
February 26, 2010